UNITED STATES
		SECURITIES AND EXCHANGE COMMISSION
			WASHINGTON, D.C. 20549

			SCHEDULE 13G

	   UNDER THE SECURITIES EXCHANGE ACT OF 1934
			ANNUAL FILING


UAL CORPORATION
(NAME OF ISSUER)
COMMON
CLASSES M, P, AND S ESOP VOTING JUNIOR PREFERRED-VOTING ONLY
(TITLE CLASS OF SECURITIES)
902549500
(CUSIP NUMBER)
12/31/2001
(DATE OF EVENT WHICH REQUIRES FILING OF THIS SCHEDULE)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH
THSI SCHEDULE IS FILED:

				(X)  RULE 13D-1(B)
				( )  RULE 13D-1(C)
				( )  RULE 13D-1(D)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A
REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT
CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED
IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE
LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).




CUSIP NO. 902549500 		SCHEDULE 13G		PAGE 2 OF 5 PAGES


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, TRUSTEE     04-1867445
    UAL CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    0 SHARES
6.  SHARED VOTING POWER
    0 SHARES
7.  SOLE DISPOSITIVE POWER
    0 SHARES
8.  SHARED DISPOSITIVE POWER
47,435,608.736 SHARES (REPRESENTS 11,858,902.184 SHARES
CLASS-I NON VOTING ESOP CONVERTIBLE PREFERRED
STOCK CONVERT INTO COMMON [RATIO - 1 PFD = 4 COM])
9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    47,435,608.736 SHARES

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*

    NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    43.2% COMMON

12. TYPE OF REPORTING PERSON*

    BK

CUSIP NO. 902549500       SCHEDULE 13G		PAGE 2A OF 5 PAGES


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, TRUSTEE     04-1867445
    UAL CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    0 SHARES
6.  SHARED VOTING POWER
    0 SHARES
7.  SOLE DISPOSITIVE POWER
    0 SHARES
8.  SHARED DISPOSITIVE POWER
    7,894,851.156 SHARES (REPRESENTS 1,973,712.789 SHS CLASS-II
	NON-VOTING ESOP CONVERTIBLE PREFERRED STOCK
	CONVERTIBLE INTO COMMON [RATIO - 1 PFD = 4 COM])
9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    7,894,851.156 SHARES

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*

    NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	7.2% COMMON

12. TYPE OF REPORTING PERSON*

    BK

CUSIP NO. 902549500       SCHEDULE 13G		PAGE 2B OF 5 PAGES


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, TRUSTEE     04-1867445
    UAL CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    0 SHARES
6.  SHARED VOTING POWER
    6,620,179.221 PREFERRED SHARES (6,620,179.221 SHARES CLASS P
	ESOP VOTING JUNIOR PREFERRED REPRESENTS 25.4% OF
	THE VOTING POWER OF THE CORPORATION. VOTING POWER
	LIMITED TO MATTERS OTHER THAN VOTE FOR DIRECTORS
7.  SOLE DISPOSITIVE POWER
    0 SHARES
8.  SHARED DISPOSITIVE POWER
    2,648.072 SHARES (6,620,179.221 PREFERRED SHARES CONVERTIBLE
	TO COMMON [RATIO - 2,500 PFD = 1 COM])
9. AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,620,179.221 PREFERRED SHARES (6,620,179.221 SHARES CLASS P
	ESOP VOTING JUNIOR PREFERRED REPRESENTS 25.4% OF
	THE VOTING POWER OF THE CORPORATION. VOTING POWER LIMITED TO MATTERS OTHER THAN VOTE FOR DIRECTORS

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

     NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	100% CLASS P ESOP VOTING JUNIOR PREFERRED
	25.4% VOTING POWER

12.  TYPE OF REPORTING PERSON*

     BK

CUSIP NO. 902549500       SCHEDULE 13G		PAGE 2C OF 5 PAGES


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, TRUSTEE     04-1867445
    UAL CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    0 SHARES
6.  SHARED VOTING POWER
    6,156,626.983 PREFERRED SHARES (6,156,626.983 SHARES CLASS M
	ESOP VOTING JUNIOR PREFERRED REPRESENTS 20.4%
	VOTING POWER OF THE CORPORATION. VOTING POWER
	LIMITED TO MATTERS OTHER THAN VOTE FOR DIRECTORS)
7.  SOLE DISPOSITIVE POWER
    0 SHARES
8.  SHARED DISPOSITIVE POWER
    2,462.651 SHARES (6,156,626.983 PREFERRED SHARES CONVERTIBLE
	TO COMMON [RATIO - 2,500 PFD = 1 COM])
9. AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,156,626.983 PREFERRED SHARES (6,156,626.983 SHARES CLASS M
	ESOP VOTING JUNIOR PREFERRED REPRESENTS 20.4%
	VOTING POWER OF THE CORPORATION.  VOTING POWER
	LIMITED TO MATTERS OTHER THAN THE VOTE FOR
	DIRECTORS)

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

     NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	100% CLASS M ESOP VOTING JUNIOR PREFERRED
     	20.4% VOTING POWER

12.  TYPE OF REPORTING PERSON*

     BK

CUSIP NO. 902549500       SCHEDULE 13G		PAGE 2D OF 5 PAGES

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, TRUSTEE     04-1867445
    UAL CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    0 SHARES
6.  SHARED VOTING POWER
    2,466,818.021 PREFERRED SHARES (2,466,818.021 SHARES CLASS S
	ESOP VOTING JUNIOR PREFERRED REPRESENT 9.2% VOTING
	POWER OF THE CORPORATION. VOTING POWER LIMITED TO
	MATTERS OTHER THAN THE VOTE FOR DIRECTORS)
7.  SOLE DISPOSITIVE POWER
    0 SHARES
8.  SHARED DISPOSITIVE POWER
    986.727 PREFERRED SHARES (2,466,818.021 PREFERRED SHARES CONVERTIBLE TO COMMON - 2,500 PFD = 1 COM)
9. AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,466,818.021 PREFERRED SHARES (2,466,818.021 SHARES CLASS S
	ESOP VOTING JUNIOR PREFERRED REPRESENTS 9.2%
	VOTING POWER OF THE CORPORATION.  VOTING POWER
	LIMITED TO MATTERS OTHER THAN THE VOTE FOR
	DIRECTORS)

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

     NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	100% CLASS S ESOP VOTING JUNIOR PREFERRED
     	9.2% VOTING POWER

12.  TYPE OF REPORTING PERSON*

    BK

CUSIP NO. 902549500       SCHEDULE 13G		PAGE 2E OF 5 PAGES


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, TRUSTEE ACTING IN VARIOUS
     FIDUCIARY CAPACITIES.     04-1867445

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    352,475 SHARES
6.  SHARED VOTING POWER
    5,000 SHARES
7.  SOLE DISPOSITIVE POWER
    404,765 SHARES
8.  SHARED DISPOSITIVE POWER
    519 SHARES
9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    405,284 SHARES

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

     NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	.4%

12.  TYPE OF REPORTING PERSON*

    BK

CUSIP NO. 902549500       SCHEDULE 13G		PAGE 3 OF 5 PAGES

ITEM 1.

	(A)  NAME OF ISSUER

		UAL CORPORATION

  	(B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

     		UAL CORPORATION
		1200 EAST ALGONQUIN ROAD
		ELK GROVE TOWNSHIP, ILLINOIS 60007


ITEM 2.

     (A)  NAME OF PERSON FILING

		STATE STREET BANK AND TRUST COMPANY, TRUSTEE


     (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
          RESIDENCE

          225 FRANKLIN STREET, BOSTON, MA 02110


     (C)  CITIZENSHIP

          BOSTON, MASSACHUSETTS

	(D)	TITLE CLASS OF SECURITIES
		COMMON
		CLASS M,P, AND S ESOP VOTING JUNIOR PREFERRED

	(E)	CUSIP NUMBER

		902549500

ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR
		13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (B)  _X_  BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT

CUSIP NO. 902549500       SCHEDULE 13G		PAGE 4 of 5 PAGES


ITEM 4. OWNERSHIP

	(A)  AMOUNT BENEFICIALLY OWNED

	357,475 COMMON VOTING SHARES
	55,741,841.342 COMMON & COMMON EQUIVALENT DISPOSITIVE
	SHS
	15,243,624.225 ESOP VOTING JUNIOR PREFERRED

	(B)  PERCENT OF CLASS

	.3% COMMON VOTING
	50.8% COMMON DISPOSITIVE
	55% (ESOP VOTING JUNIOR PREFERRED-VOTING ONLY)

	(C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

		(I)	SOLE POWER TO VOTE OR TO DIRECT THE VOTE OF
		352,475 SHARES
   		(II)	SHARED POWER TO VOTE OR TO DIRECT THE VOTE OF
		15,248,624.225 SHARES (INCLUDES 15,243,624.225
		ESOP PREFERRED SHARES THAT REPRESENT 55% VOTING
		POWER OF THE CORPORATION)
  		(III)SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
		OF
		404,765 SHARES
   		(IV) SHARED POWER TO DISPOSE OR TO DIRECT THE
		DISPOSITION OF
		55,337,076.342 SHARES

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          NOT APPLICABLE

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON.

          UAL CORPORATION ESOP = 50.4%

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
               HOLDING COMPANY

          NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
          NOT APPLICABLE

PAGE 5 OF 5 PAGES

ITEM 10.  CERTIFICATION

          THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE
          STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

          BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

     THIS REPORT IS NOT AN ADMISSION THAT STATE STREET BANK AND TRUST COMPANY IS THE BENEFICIAL OWNER OF ANY SECURITIES COVERED BY THIS REPORT, AND STATE STREET BANK AND TRUST COMPANY EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF ALL SHARES REPORTED HEREIN PURSUANT TO RULE 13D-4.

                         SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND
BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                         8 FEBRUARY 2002

                         STATE STREET CORPORATION
                         STATE STREET BANK AND TRUST COMPANY,
                         TRUSTEE



					/s/ SUSAN C. DANIELS
					VICE PRESIDENT